Exhibits 5.2 and 23.3

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

August 18, 2016

Mizuho Financial Group, Inc.

1-5-5 Otemachi, Chiyoda-ku

Tokyo 100-8176, Japan

Ladies and Gentlemen:

We have acted as United States counsel to Mizuho Financial Group, Inc. (the “Company”), a joint stock corporation incorporated with limited liability under the law of Japan, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Securities”). The Senior Debt Securities will be issued pursuant to a Senior Indenture (the “Senior Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Subordinated Debt Securities will be issued pursuant to a Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be entered into between the Company and the Trustee.

We have examined the Registration Statement and the forms of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that, at the time of execution, authentication, issuance and delivery of the Securities, the Indentures will be the valid and legally binding obligations of the Trustee.

We have assumed further that (1) the Company has been duly incorporated and is validly existing under the law of Japan, (2) at the time of execution, authentication, issuance and delivery of the Securities, the Indentures, the Securities and the applicable underwriting agreement will have been duly authorized, executed, issued and delivered, as applicable, by the Company in accordance with its Articles of Incorporation, its Regulations of the Board of Directors and the law of Japan, (3) the execution, delivery and performance by the Company of the Indentures, the Securities and the applicable underwriting agreement will not violate the law of Japan or any other applicable laws (excepting the law of the State of New York and the federal law of the United States) and (4) the execution, delivery and performance by the Company of the Indentures, the Securities and the applicable underwriting agreement do not constitute a breach or violation of any agreement or instrument which is binding upon the Company, or its Articles of Incorporation or its Regulations of the Board of Directors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable underwriting agreement in accordance with the provisions of the Indentures and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP